EXHIBIT 15.1












August 14, 1998


Alabama Power Company
600 North 18th Street
Birmingham, AL 35291



Ladies and Gentlemen:

We are aware that Alabama Power Company has incorporated by reference in the Company's previously filed Registration Statement File Nos. 333-53299, 333-53299-01, 333-53299-02 and 333-53299-03 its Form 10-Q for the quarter ended
June 30, 1998, which includes our report on Alabama Power Company dated August 7, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), such report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,